Exhibit 99.1

UNIVERSAL TRAVEL GROUP ANNOUNCES ITS INTENT TO

VOLUNTARILY DELIST ITS COMMON STOCK FROM NYSE AND TO CONTINUE TO COMPLY WITH THE SECURITIES EXCHANGE ACT OF 1934

SHENZHEN, China, April 16, 2012 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group (NYSE: UTA) ("Universal Travel Group" or the "Company"), a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced that it intends to file a Form 25 with the Securities and Exchange Commission (the "Commission") to effect the voluntary withdrawal of UTA’s common stock from listing on the New York Stock Exchange (the “Exchange”). The Company plans to file the Form 25 with the Commission on or about April 26, 2012.

The Company is voluntarily withdrawing its common stock from listing on the Exchange based on certain correspondence from the Exchange to which the Company cannot respond in full within the time frame that the Exchange has demanded. The Exchange has indicated that the Company faces the prospect of delisting due to the Exchange’s concerns relating to the issues raised by Windes & McGlaughry Accountancy Corporation when it resigned as the Company's independent public accounting firm in April 2011, including with respect to the adequacy of the Company’s cooperation in the audit being conducted by Windes prior to its resignation and the authenticity of certain documents provided to Windes in connection with the audit, as reflected in the Company’s Form 8-K filed April 14, 2011 and exhibits thereto; on-going delays in the filing of certain periodic SEC filings; the Exchange’s concerns with respect to the adequacy of certain of the Company’s filings in light of the extensive comments that the Company has received on such filings from the SEC Division of Corporation Finance; certain discrepancies between and among certain of the Company’s PRC subsidiaries’ filings with the PRC’s State Administration for Industry and Commerce and its SEC filings; the Exchange’s concerns with respect to the accuracy of certain information provided by the Company to the Exchange; the tax implications of the Company’s cash payments for acquisitions in 2010; and the adequacy of the Company’s internal controls.

The Company believes that these concerns are either unjustified, have already been addressed or can be alleviated with additional time. The Company, however, does not believe that it will be able to regain compliance with the Exchange’s continued listing standards in the near future. Moreover, since a trading halt was implemented by the Exchange on April 12, 2011, the Company believes that it is in the best interests of its shareholders to have its stock trade elsewhere rather than having trading remain halted indefinitely on the Exchange.

Following delisting, the Company will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and by the next 10-Q reporting date, intends to regain compliance in connection with the timely filing of all periodic and other reports with the SEC under applicable federal securities laws as required.

The Company expects that its common stock will cease to be listed on the Exchange upon the effectiveness of its withdrawal from listing, which will occur ten calendar days following the filing of the Form 25. The Company anticipates that its common stock will commence trading on the grey market under a symbol yet to be determined.

The Company can provide no assurance that its common stock will trade or continue trading on the grey market or in any other market.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels. For more information, please visit Universal Travel Group's website at us.cnutg.com

For investor and media inquiries, please contact:

Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer

Universal Travel Group Inc.

Tel: 86-755-86319549,

Fax: 86-755-86319348,

06@cnutg.com

Website: us.cnutg.com

Christensen

Kimberly Minarovich

Tel: +1 212 618 1978

Kminarovich@ChristensenIR.com

Christian Arnell

Tel: +86 10-5826-4939

carnell@ChristensenIR.com